Exhibit 10.4
SECOND AMENDMENT
SECOND AMENDMENT, dated as of October 23, 2008 and effective as of October 31, 2008 (this “Amendment”), to the Competitive Advance and Revolving Credit Agreement, dated as of February 27, 2004 and effective as of March 15, 2004, as amended by the First Amendment thereto, dated as of February 28, 2007 and effective as of March 15, 2007 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GANNETT CO., INC., a Delaware corporation (“Gannett”), the several banks and other financial institutions parties to the Credit Agreement (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as syndication agent, and BARCLAYS BANK PLC, CITIBANK N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, MIZUHO CORPORATE BANK LTD, and SUNTRUST BANK, as Documentation Agents and Banc of America Securities LLC and J.P.Morgan Securities Inc. as joint lead arrangers and joint bookrunners.
W I T N E S S E T H:
WHEREAS, Gannett has requested certain amendments to the Credit Agreement;
WHEREAS, the parties are willing to consent to the requested amendments on the terms and conditions contained herein;
NOW THEREFORE, the parties hereto hereby agree as follows:
1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
2. Reduction of Five-Year Commitments. The Five-Year Commitment of each Lender is hereby automatically reduced on the Second Amendment Effective Date to the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto. The Credit agreement is hereby amended by deleting Schedule 1.1 thereto and substituting in lieu thereof Schedule 1.1 attached hereto.
3. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Applicable Margin” and substituting in lieu thereof the following definition:
“Applicable Margin”: the appropriate rate per annum set forth in the table below opposite the applicable Facility:

Credit Status	Five-Year Facility

Credit Status 1	100.0 Basis Points

Credit Status 2	125.0 Basis Points

Credit Status 3	150.0 Basis Points

Credit Status 4	175.0 Basis Points

Credit Status 5	225.0 Basis Points

4. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Credit Status” and substituting in lieu thereof the following definition:
“Credit Status”: any of Credit Status 1, Credit Status 2, Credit Status 3, Credit Status 4 or Credit Status 5. In determining whether Credit Status 1, Credit Status 2, Credit Status 3, Credit Status 4 or Credit Status 5 shall apply in any circumstance, if the applicable ratings by S&P and Moody’s differ, the higher of the two ratings will be determinative, unless the applicable ratings by S&P and Moody’s are more than one level apart, in which case the Credit Status one level above the lower rating will be determinative. In the event that Gannett’s senior unsecured long-term debt is rated by only one of S&P and Moody’s, then that single rating shall be determinative.
5. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Credit Status 1” and substituting in lieu thereof the following definition:
“Credit Status 1” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least A- or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least A3.
6. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Credit Status 2” and substituting in lieu thereof the following definition:
“Credit Status 2” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least BBB+ but lower than A- or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least Baa1 but lower than A3.
7. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Credit Status 3” and substituting in lieu thereof the following definition:
“Credit Status 3” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least BBB but lower than BBB+ or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least Baa2 but lower than Baa1.
8. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Credit Status 4” and substituting in lieu thereof the following definition:
“Credit Status 4” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least BBB- but lower than BBB or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least Baa3 but lower than Baa2.
9. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Credit Status 5” and substituting in lieu thereof the following definition:
“Credit Status 5” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of lower than BBB- or a rating by Moody’s of Gannett’s senior unsecured long-term debt of lower than Baa3.

10. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Credit Status 6”.
11. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “Subsidiary” and substituting in lieu thereof the following definition:
“Subsidiary”: any corporation, partnership, limited liability company or other entity the majority of the shares of stock or other ownership interests having ordinary voting power of which at any time outstanding is owned directly or indirectly by Gannett or by one or more of its other subsidiaries or by Gannett in conjunction with one or more of its other subsidiaries.
12. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is further amended by adding the following definitions, in proper alphabetical order, as follows:
“Consolidated EBITDA”: for any Test Period, Consolidated Net Income for such Test Period:
plus without duplication and to the extent already deducted (and not added back) in determining Consolidated Net Income for such Test Period, the sum of (a) Consolidated Interest Expense, (b) provisions for federal, state, local and foreign taxes based on income or gains, (c) total depreciation expense, (d) total amortization expense, including, without limitation, amortization of intangibles and Indebtedness issuance costs, (e) earn-out payments pursuant to any acquisitions or investments, (f) any loss (or minus any gain) from early extinguishments of any hedge agreement and (g) all other non-cash charges, expenses and other items including, without limitation, restructuring costs, severance costs, facility closures, stock-based compensation expense, non-cash charges arising from impairments and write-offs of assets (including investments) and foreign currency translation losses pertaining to intercompany activity; provided that if any such non-cash charges are reflected in Consolidated EBITDA and represent an accrual of or reserve for potential cash expenditures in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA for the period in which such payment is made;
minus, without duplication and to the extent already included in determining Consolidated Net Income for such Test Period, non-cash gains increasing Consolidated Net Income for such Test Period, excluding any non-cash gains to the extent they represent the reversal of an accrual of or reserve for potential cash items that reduced Consolidated EBITDA in any prior period.
Notwithstanding the foregoing, there shall be excluded from the calculation of Consolidated EBITDA: (i) any extraordinary, unusual or non-recurring gains or losses; (ii) any cumulative effect of changes in accounting principles or policies and (iii) the Consolidated Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Gannett or a Subsidiary thereof.

For the purposes of calculating Consolidated EBITDA for any Test Period (i) if at any time during such Test Period, Gannett or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period Gannett or any Subsidiary shall have made a Material Acquisition or Material Investment, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission, other than with reference to those portions thereof relating to whether the transaction would be considered significant, as if such Material Acquisition or Material Investment occurred on the first day of such Test Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the voting equity securities of a Person and (b) involves the payment of consideration (including the assumption by Gannett or its Subsidiaries of Indebtedness of the seller) by Gannett and its Subsidiaries in excess of $50,000,000; “Material Investment” means any purchase of voting equity securities of a Person which involves the payment of consideration by Gannett and its Subsidiaries (including contributions of assets) in excess of $50,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the voting equity securities of a Subsidiary of Gannett and (b) yields gross proceeds (including the discharge by the purchaser of Indebtedness of Gannett or its Subsidiaries) to Gannett or any of its Subsidiaries in excess of $50,000,000. Notwithstanding the foregoing, the parties understand and agree that Gannett’s acquisition on September 2, 2008 of a controlling membership interest in CareerBuilder, LLC shall constitute a Material Acquisition for the purposes of this Agreement.
“Consolidated Interest Expense”: with respect to all outstanding Indebtedness of a Person and its Subsidiaries for any period, the total interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income”: for any period, with respect to a Person and its Subsidiaries, the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Domestic Subsidiary”: any wholly-owned Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“Guarantee”: a guarantee or similar contingent payment obligation, direct or indirect, in any manner, of all or any part of any Indebtedness; provided, that “Guarantee” shall not include (a) any endorsement of negotiable instruments for collection or deposit in the ordinary course of business or (b) any liability of Gannett or its Subsidiaries as a general partner of a partnership (other than a wholly-owned Subsidiary of Gannett) in respect of the Indebtedness of such partnership.
“Guarantee Agreement”: an agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which each Material Domestic Subsidiary party thereto unconditionally guarantees all Obligations.

“Guarantee Trigger Event”: the earliest to occur of (a) S&P assigning a rating below BBB- to Gannett’s senior unsecured long-term debt, (b) Moody’s assigning a rating below Baa3 to Gannett’s senior unsecured long-term debt or (c) the provision, on or after the Second Amendment Effective Date, of Guarantees of greater than $500,000 in the aggregate by Gannett or any of its Subsidiaries to any Indebtedness of Gannett or any of its Subsidiaries.
“Guarantor”: each Subsidiary that enters into a Guarantee Agreement.
“Indebtedness”: as to any Person at any date, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property and services (but excluding any (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation obligations incurred in the ordinary course of business and (iii) earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) all capital lease obligations, (f) the liquidation value of all mandatorily redeemable preferred stock, (g) all guarantee obligations of the foregoing and (h) all obligations of any kind referenced in (a) through (g) above secured by any lien on property owned by such Person or any of its Subsidiaries, whether or not such Person or any of its Subsidiaries has assumed or become liable for the payment of such obligation; provided, however, that “Indebtedness” does not include (x) letters of credit, except to the extent of unreimbursed amounts owing in respect of drawings thereunder, (y) net obligations under swap agreements or (z) any liability of such Person as a general partner of a partnership (other than a wholly-owned Subsidiary of such Person) in respect of the Indebtedness of such partnership, except to the extent that such liability appears as indebtedness on the balance sheet of Gannett.
“Material Domestic Subsidiary”: any Domestic Subsidiary (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 3% of the Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 3% of the consolidated gross revenues of Gannett and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Domestic Subsidiary” shall also include any of Gannett’s Subsidiaries selected by Gannett that is required to ensure that all Material Domestic Subsidiaries have in the aggregate (i) total assets at the last day of the most recent Test Period that were equal to or greater than 90% of the Total Assets of Gannett’s Domestic Subsidiaries at such date and (ii) gross revenues for such Test Period that were equal to or greater than 90% of the consolidated gross revenues of Gannett’s Domestic Subsidiaries for such period, in each case determined in accordance with GAAP.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, of Gannett, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of Gannett to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Guarantee Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by Gannett pursuant hereto) or otherwise.

“Second Amendment”: the Second Amendment to the Agreement dated as of October 23, 2008, among Gannett, the Lenders and the Administrative Agent.
“Second Amendment Effective Date”: the date on which the conditions precedent set forth in paragraph 20 of the Second Amendment shall have been satisfied or waived.
“Senior Indebtedness”: as to any Person at any date, all Indebtedness of such Person other than Indebtedness that is expressly subordinated to the prior payment in full in cash of the principal of and interest on each Loan and all fees payable hereunder.
“Senior Leverage Ratio”: as of the time of determination, the ratio of (a) total Senior Indebtedness of Gannett and its Subsidiaries on such date, minus Unrestricted Cash of Gannett and its Subsidiaries, to the extent readily distributable to Gannett, on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.
“Test Period”: a period of four consecutive fiscal quarters ended on the last day of the fourth such fiscal quarter.
“Total Assets”: the total assets of Gannett and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Gannett delivered pursuant to Section 5.1(a) or (b).
“Total Leverage Ratio”: as of the time of determination, the ratio of (a) total Indebtedness of Gannett and its Subsidiaries on such date, minus Unrestricted Cash of Gannett and its Subsidiaries, to the extent readily distributable to Gannett, on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.
“Unrestricted Cash”: unrestricted cash or cash equivalents in an amount up to (x) $750 million for the fiscal quarter ending March 29, 2009 which has been earmarked for payment of Gannett’s $750 million aggregate principal amount of Floating Rate Notes due May 26, 2009 and (y) $500 million for the fiscal quarter ending March 27, 2011 which has been earmarked for payment of Gannett’s $500 million aggregate principal amount of 5.75% Notes due June 1, 2011.
13. Amendment to Section 2.10. Section 2.10 (“Fees”) of the Credit Agreement is hereby amended in its entirety as follows:
(a) [reserved].
(b) Gannett shall pay to the Administrative Agent, for the ratable account of the Five-Year Lenders, a facility fee (the “Five-Year Facility Fee”) at the rate per annum equal to (i) for each day that Gannett has Credit Status 1, .1250% of the aggregate Five-Year Commitments on such day, (ii) for each day that Gannett has Credit Status 2, .1500% of the aggregate Five-Year Commitments on such day, (iii) for each day that Gannett has Credit Status 3, .1750% of the aggregate Five-Year Commitments on such day, (iv) for each day that Gannett has Credit Status 4, .2000% of the aggregate Five-Year Commitments on such day and (v) for each day that Gannett has Credit Status 5, .2500% of the aggregate Five-Year Commitments on such day. On the first Business Day following the last day of each fiscal quarter of Gannett and on the Five-Year Termination Date (or, if earlier, on the date upon which both the Five-Year Commitments are terminated and the Five-Year Loans are paid in full), Gannett shall pay to the Administrative Agent, for the ratable benefit of the Lenders, the portion of the Five-Year Facility Fee which accrued during the fiscal quarter most recently ended (or, in the case of the payment due on the Five-Year Termination Date, the portion thereof ending on such date). Such facility fee shall be based upon the aggregate Five-Year Commitments of the Five-Year Lenders from time to time, regardless of the utilization by Gannett from time to time thereunder.

14. Amendment to Article II. Article II (“Amount and Terms of the Facilities”) is amended by adding new Section 2.19 (“Commitment Reductions”) as follows:
Section 2.19 Commitment Reductions. (a) If on or prior to December 31, 2009, any capital stock or Indebtedness shall be issued or incurred in a capital markets transaction by Gannett or any of its Subsidiaries (excluding commercial paper issued by Gannett), then the Total Commitments shall be reduced by an amount equal to 100% of the net cash proceeds thereof until the Total Commitments have been reduced to $1,092,310,136.64.
(b) If, on December 31, 2009, the Total Commitments exceed $1,092,310,136.64, the Total Commitments shall be automatically reduced on such date to $1,092,310,136.64.
(c) Any such reduction of the Commitments pursuant to this Section 2.19 shall be accompanied by prepayment of the Loans (except for any then outstanding Competitive Loans, as to which such reduction shall be accompanied by cash collateralization of such Competitive Loans) to the extent, if any, that the aggregate principal amount of the then outstanding Loans exceeds the aggregate amount of the Commitments as so reduced. The application of any prepayment pursuant to this paragraph (c) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this paragraph (c) (except in the case of Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
15. Amendment to Article V. Article V (“Affirmative Covenants”) of the Credit Agreement is amended by adding new Section 5.9 (“Guarantee”) as follows:
Section 5.9 Guarantee. (a) Upon the occurrence of a Guarantee Trigger Event, cause each Material Domestic Subsidiary to execute and deliver to the Administrative Agent, within 15 days, a Guarantee Agreement; and
(b) With respect to any new Material Domestic Subsidiary created or acquired after a Guarantee Trigger Event (which shall include any existing Subsidiary that becomes a Material Domestic Subsidiary), cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent, within 15 days after such creation or acquisition, a Guarantee Agreement for such Material Domestic Subsidiary thereafter created or acquired.
16. Amendment to Section 6.1. Clause (a) of Section 6.1 (“Liens”) is amended in its entirety as follows:
(a) Liens, so long as the aggregate outstanding principal amount of indebtedness of Gannett and its Subsidiaries secured by all such Liens does not exceed 5% of Total Shareholders’ Equity;
17. Amendment to Section 6.3. Section 6.3 (“Shareholders’ Equity”) of the Credit Agreement is hereby deleted in its entirety and a new Section 6.3 is inserted in lieu thereof as follows:
Section 6.3 Total Leverage Ratio. Permit the Total Leverage Ratio as at the last day of any Test Period to exceed 4.00 to 1.00.

18. Amendment to Article VI. Article VI (“Negative Covenants”) of the Credit Agreement is amended by adding thereto new Section 6.4 (“Senior Leverage Ratio”) and Section 6.5 (“Indebtedness”) as follows:
Section 6.4 Senior Leverage Ratio. Permit the Senior Leverage Ratio as at the last day of any Test Period to exceed 3.50 to 1.00.
Section 6.5 Indebtedness.
(a) Prior to the occurrence of a Guarantee Trigger Event, with respect solely to any wholly-owned Subsidiary of Gannett, directly or indirectly, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding; and
(b) After the occurrence of a Guarantee Trigger Event and compliance with Section 5.9:
(i) permit any Guarantor to, directly or indirectly, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except (A) unsecured Indebtedness, the proceeds of which are used to refinance any of Gannett’s bonds having a maturity date earlier than the Five-Year Termination Date, (B) Indebtedness among Gannett and one or more Guarantors, or among Guarantors, in each case that is contractually subordinated to the Obligations and (C) Indebtedness other than Indebtedness of a type specified in clauses (A) or (B) of this paragraph (i) in an aggregate principal not to exceed $500,000,000 at any one time outstanding; or
(ii) permit any wholly-owned Subsidiary that is not a Guarantor to, directly or indirectly, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except (A) Indebtedness among Gannett or any Guarantor and any Subsidiaries that are not Guarantors that is contractually subordinated to the Obligations and (B) other Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding.
Notwithstanding anything to the contrary contained in this Section 6.5, no wholly-owned Subsidiary may, directly or indirectly, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness of the type described in clauses (a), (c), (e), (f), (g) or (h) of the definition thereof unless (x) Gannett is in compliance, on a pro forma basis for the incurrence of such Indebtedness and the satisfaction or discharge of any such Indebtedness during the Test Period, with each of the Senior Leverage Ratio and the Total Leverage Ratio (with Consolidated EBITDA, for such purposes, being deemed to be Consolidated EBITDA for the fiscal quarter then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) and (y) if the aggregate principal amount of such Indebtedness then being incurred in any transaction or series of related transactions exceeds $100,000,000, Gannett has provided the Administrative Agent with a written certification of such compliance.
19. Amendment to Section 7.1. Section 7.1 (“Events of Default”) is amended by adding new clause (h) as follows:
(h) Gannett shall default in the performance of any covenant, condition or provision contained in Section 5.9, Section 6.3, Section 6.4 or Section 6.5 of this Agreement and such default shall have continued for a period of five Business Days.

20. Effectiveness.
(a) This Amendment shall become effective as of the date (the “Effective Date”) on which all of the following conditions precedent have been satisfied:
(i) The Administrative Agent shall have received (i) counterparts hereof duly executed by Gannett and the Administrative Agent and (ii) an executed consent letter from Lenders constituting Required Lenders authorizing the Administrative Agent to enter into this Amendment; and
(ii) The Administrative Agent shall have received a compliance certificate from Gannett, in form and substance reasonably satisfactory to the Administrative Agent, showing pro forma compliance with the Senior Leverage Ratio and the Total Leverage Ratio for the Second Amendment Effective Date.
21. Representations and Warranties. Gannett hereby represents and warrants that, on and as of the Second Amendment Effective Date, after giving effect to this Amendment:
(a) No Default or Event of Default has occurred and is continuing; and
(b) Each of the representations and warranties of Gannett in the Credit Agreement and this Amendment is true and correct in all material respects, as if made on and as of the date hereof; and since December 30, 2007 there has been no Material change in the business or financial condition of Gannett and its Subsidiaries taken as a whole that has not been publicly disclosed.
22. Continuing Effect. Except as expressly amended hereby, the Credit Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. From and after the date hereof, all references in the Credit Agreement thereto shall be to the Credit Agreement as amended hereby.
23. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
24. Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the constructions of, or to be taken into consideration in interpreting, this Amendment.
25. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
26. Expenses. Gannett agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

GANNETT CO., INC.
By:	/s/ Michael A. Hart
	Name:	Michael A. Hart
	Title:	Vice President & Treasurer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Sheri Starbuck
	Name:	Sheri Starbuck
	Title:	Vice President

SCHEDULE 1.1

Five-Year
Lenders	Commitment

Bank of America, N.A.	$163,500,000
JPMorgan Chase Bank, N.A.	135,000,000
Citibank N.A.	118,000,000
Barclays Bank PLC	116,500,000
SunTrust Bank	115,000,000
Mizuho Corporate Bank LTD	112,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	65,000,000
Bank of Tokyo-Mitsubishi UFJ Trust Company	39,000,000
Lloyds TSB Bank, plc	100,000,000
Sumitomo Mitsui Banking Corporation	60,000,000
Wells Fargo Bank, National Association	52,500,000
U.S. Bank National Association	37,500,000
Fifth Third Bank	33,000,000
The Northern Trust Company	30,000,000
First Hawaiian Bank	22,500,000
Bank of Hawaii	15,000,000
The Bank of New York Mellon	35,500,000

Total	$1,250,000,000